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                              CERTIFICATE OF TRUST
                                       OF
                         AEGON/TRANSAMERICA SERIES TRUST

This Certificate of Trust for AEGON/Transamerica Series Trust (the "Trust"), a statutory trust to be registered under the Investment Company Act of 1940, as amended, is filed in accordance with the provisions of the Delaware Statutory Trust Act (Del. Code Ann. tit. 12. Section 3810) and sets forth the following:

1.       The name of the Trust is:

         AEGON/Transamerica Series Trust

2. As required by Del. Code Ann. tit. 12 Section 3807 and Section 3810, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

         The Corporation Trust Company
         Corporation Trust Center
         1209 Orange Street
         County of Newcastle
         Wilmington, Delaware 19801

3.       This certificate shall be effective upon filing.

4. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This certificate is executed this 21st day of April, 2005 in St. Petersburg, Florida, under the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to each of the undersigned trustee's belief or knowledge.

/s/ JOHN K. CARTER
------------------------------------
John K. Carter, Attorney in Fact for
Peter R. Brown, Trustee
Brian C. Scott, Trustee
Thomas P. O'Neill, Trustee
Charles C. Harris, Trustee
Russell A. Kimball, Jr., Trustee
William W. Short, Jr. Trustee
Daniel Calabria, Trustee
Janice B. Case, Trustee
Leo J. Hill, Trustee
John W. Waechter, Trustee

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                                  EXHIBIT 23(a)
                              CERTIFICATE OF TRUST